As filed with the Securities and Exchange Commission on December 6, 1995
                                                     Registration No. 33-64331
 -----------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                       PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                   AETNA LIFE INSURANCE AND ANNUITY COMPANY
            (Exact name of registrant as specified in its charter)

          Connecticut                                    71-0294708
  (State or other jurisdiction                           (I.R.S. Employer
  of incorporation or organization)                      Identification No.)

                             151 Farmington Avenue
                          Hartford, Connecticut 06156
                                (203) 273-7834
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           Susan E. Bryant, Esquire
                   Aetna Life Insurance and Annuity Company
                             151 Farmington Avenue
                          Hartford, Connecticut 06156
                                (203) 273-7834
           (Name, address including zip code, and telephone number,
                  including area code, of agent for service)

     Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE
 =============================================================================
 Title of                          Proposed       Proposed
 each class            Amount      maximum         maximum         Amount of
 of securities         to be    offering price    aggregate       registration
 to be registered    Registered    per unit      offering price      fee
 -----------------------------------------------------------------------------
 Interests under
 modified
 guaranteed deferred
 annuity contracts...$58,000,000      *            $58,000,000      $20,000^
 =============================================================================
* The securities being registered are not issued in predetermined amounts or units.
^ Registration fee of $20,000 paid on November 16, 1995. The purpose of this pre-effective amendment is to reduce the amount of securities previously registered so that it is in accord with the amount of the registration fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                               EXPLANATORY NOTE

     This pre-effective amendment is being filed solely for the purpose of reducing the amount of the securities previously registered. A registration fee of $20,000 was paid on November 16, 1995. Accordingly, the amount of securities previously registered is being reduced to $58,000,000, so that such amount is in accord with the amount of the registration fee previously paid. No other changes have been made.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 6th day of December 1995.

                   Aetna Life Insurance and Annuity Company

                          By Daniel P. Kearney*
                             --------------------
                             Daniel P. Kearney
                             Principal Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   Signature                 Title                             Date

   Daniel P. Kearney*        Director and President            December 6, 1995
 -----------------------     (principal executive officer)
   Daniel P. Kearney


   David E. Bushong*         Acting Chief Financial Officer    December 6, 1995
 -----------------------     (principal financial officer)
   David E. Bushong


   Eugene M. Trovato*        Vice President, Controller        December 6, 1995
 -----------------------
   Eugene M. Trovato


   James C. Hamilton*        Director                          December 6, 1995
 -----------------------
   James C. Hamilton


   Gary G. Benanav*          Director                          December 6, 1995
 -----------------------
   Gary G. Benanav


   Christopher J. Burns*     Director                          December 6, 1995
 -----------------------
   Christopher J. Burns


   Laura R. Estes*           Director                          December 6, 1995
 -----------------------
   Laura R. Estes


   John Y. Kim*              Director                          December 6, 1995
 -----------------------
   John Y. Kim

   Shaun P. Mathews*         Director                          December 6, 1995
 -----------------------
   Shaun P. Mathews


   Scott A. Striegel*        Director                          December 6, 1995
 -----------------------
   Scott A. Striegel



  /s/Susan E. Bryant
 -----------------------
  Susan E. Bryant
  * Attorney-in-Fact